UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One):  | |  Form 10-K  |_| Form 20-F  |_| Form 11-K  |x| Form 10-Q
              |_| Form N-SAR

                  For Period Ended:  JUNE 30, 2000
                  [ ]  Transition  Report on Form 10-K
                  [ ]  Transition  Report on Form 20-F
                  [ ]  Transition Report  on Form  11-K
                  [ ]  Transition  Report on Form 10-Q
                  [ ]  Transition Report on Form N-SAR
                  For the Transition Period Ended:

--------------------------------------------------------------------------------
Read Instruction (on back page) Before Preparing Form. Please Print or Type.
    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE
COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
--------------------------------------------------------------------------------
If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
--------------------------------------------------------------------------------
PART I - REGISTRANT INFORMATION

     Beres Industries, Inc.
--------------------------------------------------------------------------------
Full Name of Registrant
--------------------------------------------------------------------------------
Former Name if Applicable

  1785 Swarthmore Avenue
--------------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)

    Lakewood, New Jersey 08701
--------------------------------------------------------------------------------
City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without reasonable effort or expense and the registrant seeks relief pursuant to Rule 12b- 25(b), the following should be completed. (Check box if appropriate)

      [x]    (a)  The reasons  described in  reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;



      [x]    (b)  The subject annual report,  semi-annual  report,  transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

      [ ]    (c)  The  accountant's  statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Preparation of financial statements was not completed and reviewed by management with sufficient time to allow filing of the 10-QSB by August 15.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

            Charles Beres, Jr.         (732)                           367-5700
--------------------------------------------------------------------------------
              (Name)               (Area Code)                (Telephone Number)

(2) Have all other period reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).
                                                                 [X] Yes [ ] No
--------------------------------------------------------------------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? |x| Yes | | No

     It is expected that the Net Loss Applicable to Common Shareholders shall be materially greater than that reported in the corresponding period for the fiscal year.

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable
     estimate   of   the   results   cannot   be   made.
--------------------------------------------------------------------------------

                     Beres Industries, Inc.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date     08/07/00                         By:  /s/ Charles Beres, Jr.
    ---------------------                 -------------------------------------
                                                 Charles Beres, Jr., President

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

--------------------------------------------------------------------------------
   Intentional misstatements or omissions of fact constitute Federal Criminal
                        Violations (See 18 U.S.C. 1001).
--------------------------------------------------------------------------------